Exhibit 10.3

[Swiss Employee]

Semtech Corporation
Letterhead

Date

[Swiss Employee]

Employee Address

Re:                             Semtech Corporation Executive Change in Control Retention Plan

Participation Letter Agreement

Dear [Swiss Employee]:

This letter relates to the Semtech Corporation (“Semtech”) Executive Change in Control Retention Plan (the “Plan”).

Through this letter, you are being offered the opportunity to become a participant in the Plan, and thereby to be eligible to receive the benefits described in the Plan, some of which are solely contingent on the occurrence of a Change in Control and some of which are contingent on employment terminating under certain circumstances in connection with a Change in Control.

You currently are entitled to a three-month notice period under Section 12.2 of your employment agreement with Semtech Neuchâtel S.A., dated by you on June 19, 2007 (the “Employment Agreement”).  Other Plan participants generally are not entitled to such a notice period.  In order to ensure that you are treated consistently with other Plan participants, certain modifications to the Plan (including Sections 4 and 5) are required (e.g., to ensure that the Change in Control Window is not inadvertently extended by the required notice period).  These modifications are described in Paragraphs 2 and 3, below.

A copy of the Plan is attached to this letter.  You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following:

(a)                                  You have received a copy of the Plan, which also serves as its summary plan description;

(b)                                 Terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

(c)                                  Participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth in this letter agreement; and

(d)                                 You have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a “Participant” in the Plan.  Your participation in the Plan will be effective upon your signing and returning this letter agreement to Semtech within 30 days of your receipt of this letter agreement.

NOW, THEREFORE, you and Semtech (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.                                       This letter agreement shall terminate, and your status as a “Participant” in the Plan shall end, on the first to occur of:

(a)          your termination of employment, for any reason, provided that such termination does not occur during a Change in Control Window;

(b)         your termination of employment during a Change in Control Window to the extent that Semtech or an Affiliate terminated you for Cause or you did not terminate for “Good Reason” as such terms are defined in the Plan;

(c)          the second anniversary of a Change in Control;

(d)         the date all Plan benefits have been paid to you;

(e)          three months after the Administrative Committee provides you with written notice that this letter agreement is being terminated; provided, however, that you do not receive such notice during a Change in Control Window; or

(f)            if, during a Change in Control Window, you receive written notice that this letter agreement is being terminated, the later of (i) the expiration of the Change in Control Window or (ii) three months after the Administrative Committee provides you with such notice.

2.                                       Notwithstanding Section 4 of the Plan or the fact that your employment may terminate during a Change in Control Window, you will not be eligible to receive the Stock Award acceleration benefits as set forth in Section 4 of the Plan if (i) you provided notice of your intent to terminate employment prior to the commencement of a Change in Control Window or (ii) at least three months prior to the commencement of a Change in Control Window, Semtech or an Affiliate provided you with advance notice of your termination of employment (e.g., under Section 12.2 of your Employment Agreement).

3.                                       Notwithstanding Section 5 of the Plan or the fact that your employment may terminate during a Change in Control Window, you will not be eligible to receive the severance benefits set forth in Section 5(a) of the Plan if (a) you provided notice of your intent to terminate employment prior to the commencement of a Change in Control Window or (b) at least three months prior to the commencement of a Change in Control Window, Semtech or an Affiliate provided you with advance notice of your termination of employment (e.g., under Section 12.2 of your Employment Agreement).

4.                                       Notwithstanding Section 5 of the Plan, the maximum benefit to which you may be entitled under clause (ii) of Section 5(a) in the event that your employment is terminated by

Semtech or an Affiliate without Cause shall be an amount equal to nine months of your Base Salary.  This Paragraph does not affect the maximum amount you may be entitled to receive in connection with other types of termination (e.g., the 12 months of Base Salary you may be eligible to receive if you terminate your employment during a Change in Control Window for Good Reason), nor does it affect any right you may have under Section 12.3 of your Employment Agreement to severance benefits.

5.                                       You and Semtech agree that neither Semtech nor any of its Affiliates shall be required to make any pension contribution based on Plan benefits that become payable to you.  If, notwithstanding this agreement, Semtech or its Affiliates are required to make pension contributions based on Plan benefits, your Plan benefit shall be reduced dollar for dollar by the amount of such required pension contributions.

6.                                       You recognize and agree that your execution of this letter agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this letter agreement, and that you understand that this letter agreement may not be amended or modified except pursuant to Section 12 of the Plan or as expressly provided above.

EXECUTIVE	SEMTECH CORPORATION

Name:	Name:
Date:	Title:
Date: